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                                                                    EXHIBIT 10.9

March 3, 2000

Gail L. Brown, M.D.
108 Portola Road. Suite 130
Portola Valley, CA 94028-7899

Re:  Amended Consulting Agreement

Dear Gail,

Please accept this letter as written notification of the extension of the consulting agreement between you and Telik, Inc. dated October 20, 1998, to December 31, 2000. All other terms and conditions of the agreement remain the same.

Do not hesitate to contact me at 650-238-3325 if you have any questions.

Sincerely yours,



Jan Braun
Senior Director, Human Resources


Accepted  and Agreed:


/s/ Gail Brown
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Gail Brown, M.D.


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Date


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                                  TELIK, INC.

                CONSULTING AGREEMENT FOR INDIVIDUAL CONSULTANTS


This Agreement is made by TELIK, INC., its successors and its subsidiaries worldwide ("Telik") and Gail L. Brown, M.D. whose mailing address is 108 Portola Valley Road, Suite 130, Portola Valley, CA 94028-7899, ("Consultant"), effective this 20th day of October 1998, for the purpose of setting forth the exclusive terms and conditions by which Telik will acquire Consultant's services on a temporary basis.

In consideration of the mutual obligations specified in this Agreement and any compensation paid to Consultant for his or her services, the parties agree to the following:

1. Work and Payment. Attached to this Agreement as Exhibit A hereto is a statement of the work performed or to be performed by Consultant, the type of payment or Consultant's rate of payment for such work, the types of any expenses to be paid in connection with such work, and such other terms and conditions as shall be deemed appropriate or necessary for the performance of the work.

2. Nondisclosure and Trade Secrets. During the term of this Agreement and in the course of Consultant's performance hereunder, Consultant may receive and otherwise be exposed to confidential and proprietary information relating to Telik's business practices, strategies and technologies. Such confidential and proprietary information may include, but not be limited to, confidential and proprietary information supplied to Consultant with the legend "Telik Confidential and Proprietary," or equivalent, Telik's research, development and marketing strategies, Telik's financial information, including sales, costs, profits and pricing methods, Telik's internal organization, employee information and customer lists, Telik's technology, including discoveries, inventions, research and development efforts, processes, designs, formulas, methods, product know-how and show-how, and all derivatives, improvements and enhancements to any of the above which are created or developed by Consultant under this Agreement and information of third parties as to which Telik has an obligation of confidentiality (collectively referred to as "Information").

Consultant acknowledges the confidential and secret character of the Information, and agrees that the Information is the sole, exclusive and extremely valuable property of Telik. Accordingly, Consultant agrees not to reproduce any of the Information without the applicable prior written consent of Telik, not to use the Information except in the performance of this Agreement, and not to disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including expiration of the term of this Agreement, Consultant agrees to cease using and to return to Telik all whole and partial copies and derivatives of the Information, whether in Consultant's possession or under Consultant's direct or indirect control. Consultant may retain one copy for legal purposes.

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Consultant shall not disclose or otherwise make available to Telik in any manner any confidential information of Consultant or received by Consultant from third parties.

This Section 2 shall survive the termination of this Agreement for any reason, including expiration of the term of this Agreement.

3. Ownership of Work Product. Consultant shall specifically describe and identify in Exhibit A to this Agreement any and all technology (a) which Consultant intends to use in performing under this Agreement (b) which is either owned solely by Consultant or licensed to Consultant with a right to sublicense, and (c) which is in existence in the form of a writing or working prototype prior to the effective date of this Agreement ("Background Technology").

Consultant agrees that any and all ideas, improvements, inventions and works of authorship conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be the sole and exclusive property of Telik and hereby assigns to Telik all its right, title and interest in and to any and all such ideas, improvements, inventions and works of authorship.

Consultant further agrees that, except for Consultant's rights in any Background Technology, Telik is and shall be vested with all right, title and interest, including patent, copyright, trade secret and trademark rights, in all of Consultant's work product under this Agreement. Consultant hereby grants to Telik a non-exclusive, royalty free and worldwide right to use and sublicense the use of any Background Technology for the purpose of developing and marketing any Background Technology separate from Telik products.

Consultant further agrees to execute all papers, including patent applications, invention assignments, and otherwise shall assist Telik as reasonably required to perfect in Telik all right, title and interest in Consultant's work product expressly granted to Telik under this Agreement. Costs related to such assistance, if required, shall be paid by Telik.

This Section 3 shall survive the termination of this Agreement for any reason, including expiration of the term of this Agreement.

4. Indemnification and Release. Consultant shall indemnify Company and hold it harmless from and against all claims, damages, losses and expenses including reasonable attorney's fees which arise out of or result from performance of the services provided by Consultant and are caused by any grossly negligent act or willful omission or willful conduct of Consultant or any willful violation of any statute, ordinance or regulation.

Company agrees to indemnify, defend and hold Consultant harmless from and against all loss, damages, costs and expenses (including reasonable attorney's fees) or claims or suits resulting from injury or death alleged to have been caused by or attributable to the drug, device, or biologic or other services which are subject of this Agreement and to reimburse

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Consultant for all losses, damages, costs and expenses including reasonable attorney's fees arising from Company's breach of any provision of this Agreement.

5. Termination. Either Telik or Consultant may terminate this Agreement upon written notice in the event of a material breach of the Agreement. Material breaches include, but are not limited to, the filing of bankruptcy papers or other similar arrangements due to insolvency. This Agreement may not be waived, modified, amended or assigned unless mutually agreed upon in writing by both parties

Either party may terminate this Agreement at any time by thirty (30) days advance written notice of termination to the other, but Consultant shall in all events be entitled to payment in accordance with the terms of this Agreement for all services rendered and expenses incurred through the date this Agreement is terminated.

6. Compliance with Applicable Laws. Consultant warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable laws and regulations.

7. Independent Consultant. Consultant is an independent consultant, is not an agent or employee of Telik and is not authorized to act on behalf of Telik. Consultant will not be eligible for any employee benefits, nor will Telik make deductions from any amounts payable to Consultant for taxes if Consultant is a California resident. Taxes shall be the sole responsibility of Consultant.

8. Legal and Equitable Remedies. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure of Information without the prior express written consent of Telik, Telik will suffer and irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that Telik shall be entitled to specific performance of Consultant's obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

9. General. The parties' rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns, except that Consultant may not delegate any of his or her duties under this Agreement without Telik's prior written consent. This Agreement and Exhibit A attached hereto and hereby incorporated herein constitute the parties' final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be waived, modified, amended or assigned unless mutually agreed upon in writing by both parties. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement. This Agreement shall be governed by the laws of the State of California, excluding its conflicts of laws principles. Any notices required or permitted hereunder shall be given to the appropriate party at the

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address specified below or at such address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

TELIK, INC.                             CONSULTANT

By: ____________________________        By:  _____________________________
    Clifford Orent                           Gail L. Brown, M.D.
    Chief Executive Officer                  Consultant

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                                   EXHIBIT A


Work to be performed:

Assistance with the clinical development of TER286

Type of rate of payment:

$250 per hour ($2000 per day) for a maximum of 5 days/month, unless Telik requests more than five days in any given month and Consultant agrees

Timing of payment(s):

Consultant shall invoice Telik monthly for services rendered, and Telik shall pay such invoices in full no later than 30 days after receipt of the invoice.

Term of Agreement:

This agreement will have a maximum term of six months from the date of execution unless extended by mutual agreement of the parties in writing.

Types of Expenses to be paid:
Customary expenses associated with this agreement shall be reimbursed, upon approval by Telik.

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